Exhibit 99.1

CVRx Reports Third Quarter 2023 Financial and Operating Results

MINNEAPOLIS, Oct. 26, 2023 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) (“CVRx”), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the third quarter of 2023.

Recent Highlights

•	Total revenue for the third quarter of 2023 was $10.5 million, an increase of 70% over the prior year quarter

•	U.S. Heart Failure (HF) revenue for the third quarter of 2023 was $9.4 million, an increase of 92% over the prior year quarter

•	Active implanting centers in the U.S. grew to 159, an increase of 75% since September 30, 2022

•	Cash used in operating and investing activities for the third quarter of 2023 was $8.2 million, as compared to $11.4 million for the third quarter of 2022, and $13.0 million for the second quarter of 2023

•	CMS Advisory Panel on Hospital Outpatient Payment gave a unanimous non-binding recommendation to support the request for Barostim to be mapped to a higher payment level for 2024

"We're pleased with the growth trajectory of our business, which has continued to exceed our expectations throughout 2023. The impressive performance of our U.S. heart failure business has been driven by the expansion of our commercial team and the increased positive impacts of our marketing efforts,” said Nadim Yared, President and Chief Executive Officer of CVRx. “Moving forward, we're focused on maintaining this positive momentum while continuing to expect a reduction in our quarterly cash burn as we exit the year and look towards 2024. I want to express my thanks to our dedicated team for their ongoing commitment to our mission of improving patients' lives.”

Third Quarter 2023 Financial and Operating Results

Revenue was $10.5 million for the three months ended September 30, 2023, an increase of $4.3 million, or 70%, over the three months ended September 30, 2022.

Revenue generated in the U.S. was $9.6 million for the three months ended September 30, 2023, an increase of $4.5 million, or 90%, over the three months ended September 30, 2022. HF revenue units in the U.S. totaled 303 and 167 for the three months ended September 30, 2023 and 2022, respectively. HF revenue in the U.S. totaled $9.4 million and $4.9 million for the three months ended September 30, 2023 and 2022, respectively. The increases were primarily driven by continued growth in the U.S. HF business as a result of the expansion into new sales territories, new accounts, and increased physician and patient awareness of Barostim.

As of September 30, 2023, the Company had a total of 159 active implanting centers, as compared to 140 as of June 30, 2023. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. The number of sales territories in the U.S. increased by three to a total of 35 during the three months ended September 30, 2023.

Revenue generated in Europe was $0.9 million for the three months ended September 30, 2023, a decrease of $0.2 million, or 19%, over the three months ended September 30, 2022. Total revenue units in Europe decreased to 47 for the three months ended September 30, 2023 from 61 in the prior year period. The number of sales territories in Europe remained consistent at six for the three months ended September 30, 2023.

Gross profit was $8.8 million for the three months ended September 30, 2023, an increase of $4.0 million, or 82%, over the three months ended September 30, 2022. Gross margin increased to 84% for the three months ended September 30, 2023 compared to 78% for the three months ended September 30, 2022. This increase was due primarily to a decrease in the cost per unit driven by an increase in the production volume.

R&D expenses increased $0.4 million, or 18%, to $2.7 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This change was driven by a $0.3 million increase in compensation expenses as a result of increased headcount and a $0.1 million increase in non-cash stock-based compensation expense.

SG&A expenses increased $3.0 million, or 23%, to $15.7 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This change was primarily driven by a $1.9 million increase in compensation expenses, mainly as a result of increased headcount, a $0.5 million increase in non-cash stock-based compensation expense, a $0.3 million increase in marketing and advertising expenses associated with the commercialization of Barostim in the U.S. and a $0.1 million increase in travel expenses.

Interest expense increased $0.5 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This increase was driven by the interest expense on borrowings under the loan agreement entered into on October 31, 2022.

Other income, net was $1.1 million for the three months ended September 30, 2023 compared to $0.3 for the three months ended September 30, 2022. This increase was primarily driven by higher interest rates on interest-bearing accounts partially offset by a lower cash balance.

Net loss was $9.0 million, or $0.43 per share, for the three months ended September 30, 2023, compared to a net loss of $9.8 million, or $0.48 per share, for the three months ended September 30, 2022. Net loss per share was based on 20.8 million weighted average shares outstanding for three months ended September 30, 2023 and 20.6 million weighted average shares outstanding for the three months ended September 30, 2022.

As of September 30, 2023, cash and cash equivalents were $83.0 million. Net cash used in operating and investing activities was $8.2 million for the quarter ended September 30, 2023. This is compared to net cash used in operating and investing activities of $13.0 million for the three months ended June 30, 2023, which included the annual premium for directors and officers insurance of approximately $2 million.

Centers for Medicare & Medicaid Services (CMS) Advisory Panel on Hospital Outpatient Payment Update

In August 2023, the Company delivered a presentation before the CMS Advisory Panel on Hospital Outpatient Payment, resulting in a unanimous non-binding vote in favor of mapping Barostim to the higher paying code, New Technology APC1580, which would offer an average reimbursement of $45,000 to hospitals in 2024. If CMS instead decides to map Barostim to APC5465 without the transitional passthrough payment for 2024, which is the basis for the Company’s plans, then the average reimbursement to hospitals will be approximately $30,000. The final outpatient payment rule is expected to be published in late November.

Business Outlook

For the full year of 2023, the Company now expects:

•	Total revenue between $38.5 million and $39.0 million; up from previously issued guidance of $37.0 million and $38.5 million

•	Gross margin between 83.0% and 84.0%

•	Operating expenses between $77.0 million and $78.0 million; down from previously issued guidance of $78.0 million and $80.0 million

For the fourth quarter of 2023, the Company expects to report total revenue between $10.5 million and $11.0 million.

Webcast and Conference Call Information

The Company will host a conference call to review its results at 5:30 p.m. Eastern Time today. A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-877-704-4453 for U.S. callers, or 1-201-389-0920 for international callers, approximately ten minutes prior to the start time.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has also received the CE Mark for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and fourth quarter 2023 results), our anticipated growth strategies, anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our ability to establish and maintain sales and marketing capabilities; our ability to demonstrate to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide, including the outbreak of the novel strain of coronavirus, COVID-19; any failure of clinical studies for future indications to produce results necessary to support regulatory clearance or approval in the U.S. or elsewhere; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Westwicke

443-213-0501

ir@cvrx.com

Media Contact:

Laura O’Neill

Finn Partners

402-499-8203

laura.oneill@finnpartners.com

CVRx, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$82,993	$106,194
Accounts receivable, net of allowances of $506 and $679, respectively	6,372	5,504
Inventory	10,887	6,957
Prepaid expenses and other current assets	3,345	4,223
Total current assets	103,597	122,878
Property and equipment, net	1,723	1,698
Operating lease right-of-use asset	1,058	334
Other non-current assets	26	27
Total assets	$106,404	$124,937
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,133	$1,719
Accrued expenses	6,274	6,369
Total current liabilities	7,407	8,088
Long-term debt	14,294	6,747
Operating lease liability, non-current portion	916	117
Other long-term liabilities	960	805
Total liabilities	23,577	15,757
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of September 30, 2023 and December 31, 2022; 20,813,612 and 20,663,736 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	208	207
Additional paid-in capital	551,045	545,362
Accumulated deficit	(468,218)	(436,182)
Accumulated other comprehensive loss	(208)	(207)
Total stockholders’ equity	82,827	109,180
Total liabilities and stockholders’ equity	$106,404	$124,937

CVRx, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$10,511	$6,186	$27,990	$15,293
Cost of goods sold	1,691	1,340	4,536	3,490
Gross profit	8,820	4,846	23,454	11,803
Operating expenses:
Research and development	2,696	2,293	9,392	6,906
Selling, general and administrative	15,652	12,679	47,504	35,945
Total operating expenses	18,348	14,972	56,896	42,851
Loss from operations	(9,528)	(10,126)	(33,442)	(31,048)
Interest expense	(499)	—	(1,220)	—
Other income, net	1,056	328	2,734	237
Loss before income taxes	(8,971)	(9,798)	(31,928)	(30,811)
Provision for income taxes	(40)	(32)	(108)	(81)
Net loss	(9,011)	(9,830)	(32,036)	(30,892)
Cumulative translation adjustment	(21)	(8)	(1)	(21)
Comprehensive loss	$(9,032)	$(9,838)	$(32,037)	$(30,913)
Net loss per share, basic and diluted	$(0.43)	$(0.48)	$(1.55)	$(1.51)
Weighted-average common shares used to compute net loss per share, basic and diluted	20,801,350	20,576,838	20,730,024	20,512,254